UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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INNOVAGE HOLDING CORP.
(Name of registrant as specified in its charter)

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Dear Fellow Shareholders,
We are pleased to invite you to attend our first Annual Meeting of Shareholders of InnovAge Holding Corp. (“InnovAge” or the “Company”) to be held on Thursday, March 17, 2022, at 10:00 a.m. Eastern Time (the “Annual Meeting”). This year’s Annual Meeting will be conducted virtually, via live audio webcast. Protecting the health and well-being of the attendees (employees, shareholders and the general public) is our top priority. In light of the ongoing risks related to COVID-19, we think a virtual only meeting for this year is advisable. You will be able to attend the meeting online by visiting www.virtualshareholdermeeting.com/INNV2022. You will be able to submit questions and vote your shares electronically during the meeting by logging in using the 16-digit control number included on your proxy card or on the voting instruction form accompanying these proxy materials.
The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:
1.
to elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the fiscal year 2025 Annual Meeting and until their successors are duly elected and qualified;

2.	to approve, by an advisory vote, to retain the classified structure of the Board of Directors;
3.	to approve, by an advisory vote, to retain the supermajority voting standards in the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws;
4.	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2022; and
5.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
Our Board of Directors (the “Board”) has set the record date as January 24, 2022. Only shareholders that owned shares of the Company’s common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment or postponement thereof. A list of the Company’s shareholders of record will be available at our corporate headquarters located at 8950 E. Lowry Boulevard, Denver, CO 80230 and on the date of the meeting, on the virtual platform for the Annual Meeting at www.virtualshareholdermeeting.com/INNV2022.
Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.
Sincerely,

ANDREW CAVANNA
Chair of the Board

NOTICE OF FISCAL YEAR 2022 ANNUAL MEETING OF SHAREHOLDERS
The fiscal year 2022 annual meeting of shareholders of InnovAge Holding Corp. will be held via the internet at www.virtualshareholdermeeting.com/INNV2022 on Thursday, March 17, 2022, at 10:00 a.m. Eastern Time for the following purposes:
1.
to elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the fiscal year 2025 Annual Meeting and until their successors are duly elected and qualified;

2.	to approve, by an advisory vote, to retain the classified structure of the Board;
3.	to approve, by an advisory vote, to retain the supermajority voting standards in the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws;
4	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2022; and
5.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
Shareholders of record as of the close of business on January 24, 2022 are entitled to vote. A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to March 17, 2022, at 8950 E. Lowry Boulevard, Denver, Colorado 80230 and on the date of the meeting, on the virtual platform for the Annual Meeting at www.virtualshareholdermeeting.com/INNV2022.
The proxy statement is first being delivered to the Company’s shareholders of record on or about February 17, 2022.
By Order of the Board of Directors,

NICOLE D’AMATO
Chief Legal Officer & Corporate Secretary

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q: Why did I receive these materials?
The Board of the Company is soliciting your proxy to vote at our fiscal year 2022 Annual Meeting of Shareholders (or at any postponement or adjournment of the meeting). Shareholders who own shares of our common stock as of the record date, January 24, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.
Householding. The Securities and Exchange Commission (“SEC”) rules permit us to print an individual’s multiple accounts on a single set of annual meeting materials. To take advantage of this opportunity, we have summarized on one set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the annual meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.
Q: Who will be entitled to vote?
Shareholders who own shares of our common stock as of the Record Date, are entitled to vote at the Annual Meeting. As of the Record Date, the Company had 135,516,513 shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q: What will I be voting on?
You will be voting on:
1.	the election of three Class I directors to serve on the Board until the fiscal year 2025 Annual Meeting and until their successors are duly elected and qualified;
2.	the approval, by an advisory vote, of the retention of the classified structure of the Board;
3.
the approval, by an advisory vote of the retention of the supermajority voting standards in the Company’s Second Amended and Restated Certificate of Incorporation (our “Charter”) and the Company’s Amended and Restated Bylaws (our “Bylaws”);

4.	the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2022; and
5.	any other business as may properly come before the meeting or any adjournment of the meeting.
Q: How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.	FOR the election of Thomas Scully, Andrew Cavanna, and Marilyn Tavenner as Class I directors;
2.	FOR the approval, by an advisory vote, of the retention of our classified Board structure;
3.	FOR the approval, by an advisory vote, of the retention of the supermajority voting standards in our Charter and Bylaws; and
4.	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending June 30, 2022.
Q: How do I cast my vote?
Beneficial Shareholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.

Registered Shareholders. If you hold shares in your own name, you are a registered shareholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/INNV2022. You will need log in by entering your unique 16-digit control number included on your proxy card or on the voting instruction form accompanying these proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903; or
3.	by signing and returning a proxy card.
Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on March 16, 2022.
Q: Can I access the proxy materials electronically?
Yes. Our proxy materials are available at www.proxyvote.com. In addition, instead of receiving future copies of our proxy statement and annual report by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. If you would like to instruct us to send electronic copies of our proxy materials, you should follow the instructions available at www.proxyvote.com. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q: How may I change or revoke my proxy?
Beneficial Shareholders. Beneficial shareholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.
Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903;
3.	by signing and returning a new proxy card; or
4.	by voting at the virtual Annual Meeting.
Q: How can I attend and participate in the virtual Annual Meeting?
The Annual Meeting is being held as a virtual only meeting this year.
If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/INNV2022 and entering your 16-digit control number. This number is included in your proxy card.
If you are a shareholder as of the Record Date and have logged in using your 16-digit control number, you may submit a question at any point during the meeting (until the floor is closed to questions) by typing your question into the “Ask a Question” field, and clicking “Submit.” Shareholder questions or comments are welcome, but we will only answer questions pertinent to Annual Meeting matters, subject to time constraints. Questions regarding personal matters and statements of advocacy are not pertinent to Annual Meeting matters and therefore will not be addressed. Questions or comments that are substantially similar may be grouped and answered together to avoid repetition. The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/INNV2022 for at least one year.
If you are not a shareholder as of the Record Date or do not log in using your 16-digit control number, you may still log in as a guest and listen to the Annual Meeting, but you will not be able to ask questions or vote at the meeting.
Q: What if I run into technical issues while trying to access the Annual Meeting?
The virtual meeting platform is supported across browsers and devices running the most updated version of applicable software and plug-ins. Participants should give themselves plenty of time to log in and ensure they have a strong internet connection and they can hear streaming audio prior to the start of the meeting.

If you encounter technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the meeting website. Technical support will be available starting at 9:45 a.m. Eastern Time and until the end of the meeting.
Q: Why is the Annual Meeting virtual only?
In light of the ongoing risks related to COVID-19, we think a virtual only meeting for this year is advisable to protect the health and well-being of the attendees (employees, directors, shareholders and the general public). We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our shareholders and the Company. Hosting a virtual meeting makes it easy for our shareholders to participate from any location around the world.
Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 - ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.
ALL OTHER PROPOSALS
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve all other items. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote for Proposal 2 and Proposal 3, and therefore will have no effect on those proposals. There will not be broker non-votes with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022.
Q: When will the results of the vote be announced?
The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q: What is the deadline for submitting a shareholder proposal or director nomination for the fiscal year 2023 Annual Meeting?
Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of shareholders to be held in fiscal year 2023, must be received by the Company at our principal executive offices at 8950 E. Lowry Boulevard, Denver, Colorado 80230 no later than the close of business on October 20, 2022. Shareholders wishing to make a director nomination or bring a proposal before the fiscal year 2023 annual meeting (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary at the Company’s principal executive offices no later than the close of business on December 17, 2022 and not earlier than the close of business on November 17, 2022, assuming the Company does not change the date of the fiscal year 2023 annual meeting of shareholders by more than 30 days before or after the anniversary of the fiscal year 2022 Annual Meeting. If so, the Company will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of the Company’s Bylaws and be submitted in writing to the Secretary at the Company’s principal executive offices.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is composed of ten directors. Our Charter provides that the authorized number of directors may be changed only by resolution of our Board. Our Charter also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the director class, name, age as of January 24, 2022, and other information for each member of our Board:
Name	Class	Age	Position	Director Since Fiscal Year	Current Term Expires Fiscal Year	Expiration of Term For Which Nominated Fiscal Year
Andrew Cavanna	I	47	Chair of the Board	2021	2022	2025
Thomas Scully	I	64	Director	2021	2022	2025
Marilyn Tavenner	I	70	Director	2021	2022	2025
Caroline Dechert	II	33	Director	2021	2023
Pavithra Mahesh	II	32	Director	2021	2023
Richard Zoretic	II	63	Director	2021	2023
John Ellis “Jeb” Bush	III	68	Director	2021	2024
Edward Kennedy, Jr.	III	60	Director	2021	2024
Sean Traynor	III	52	Director	2021	2024
The Board believes that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, our Board seeks to, as a whole, be competent in key corporate disciplines, including risk management, crisis management, leadership, regulatory issues, reputational issues, accounting and financial acumen, business judgment, governance, social responsibility, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in healthcare and matters relating to Medicare and Medicaid. The Compensation, Nominating and Governance Committee (the “Compensation and Nominating Committee”) believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Compensation and Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Compensation and Nominating Committee considers a nominee’s differences in gender, ethnicity and tenure. The Compensation and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Compensation and Nominating Committee considers individuals with diverse viewpoints, accomplishments, cultural background, professional expertise, and diversity in gender, ethnicity, race, skills and geographic representation, that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders. Further, our Board is committed to seeking qualified women and individuals from underrepresented minority groups to include in the pool from which new candidates are selected. Currently, of the nine directors on our Board, three are women, one of which is racially/ethnically diverse. The Compensation and Nominating Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all shareholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (f) the nominee’s ability to apply sound and independent business judgment and (g) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.

The Compensation and Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and regulatory and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for the Company and its shareholders, and guide the long-term sustainable, dependable performance of the Company.
Subject to any earlier resignation or removal in accordance with the terms of our Charter, our Bylaws and the Director Nomination Agreement (as defined and discussed below), our Class I directors will serve until this Annual Meeting, our Class II directors will serve until the annual meeting of shareholders to be held in fiscal year 2023, and our Class III directors will serve until the annual meeting of shareholders to be held in fiscal year 2024. In addition, our Charter provides that as long as the Principal Shareholders (as defined below) beneficially own (directly or indirectly) 40% or more of the voting power of the Company entitled to vote, directors may be removed with or without cause upon the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon. However, once the Principal Shareholders cease to beneficially own in the aggregate (directly or indirectly) 40% or more of the voting power of the Company, our directors may be removed only for cause upon the affirmative vote of at least 66 2∕3% of the voting power of our outstanding shares of stock entitled to vote thereon.
Director Nomination Agreement
In connection with our initial public offering (“IPO”) that took place in March 2021, we entered into a Director Nomination Agreement (the “Director Nomination Agreement”) by and among the Company and Ignite Aggregator LP (together with its affiliated investment entities, “Apax Partners”), Welsh, Carson, Anderson & Stowe XII, L.P., Welsh, Carson Anderson & Stowe XII Delaware, L.P., Welsh, Carson, Anderson & Stowe XII Delaware II, L.P., Welsh, Carson, Anderson & Stowe XII Cayman, L.P., WCAS XII Co-Investors LLC, WCAS Management Corporation and WCAS Co-Invest Holdco, L.P. (together, “WCAS” and, together with Apax Partners, the “Principal Shareholders”). The Director Nomination Agreement provides the Principal Shareholders the right to designate (i) all of the nominees for election to the Company’s Board for so long as the Principal Shareholders collectively beneficially own 40% or more of the total number of the Company’s shares of common stock collectively beneficially owned by the Principal Shareholders upon completion of our IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in our capitalization (the “Original Amount”); (ii) 40% of the nominees for election to our Board for so long as the Principal Shareholders collectively beneficially own less than 40% but at least 30% of the Original Amount; (iii) 30% of the nominees for election to our Board for so long as the Principal Shareholders collectively beneficially own less than 30% but at least 20% of the Original Amount; (iv) 20% of the nominees for election to our Board for so long as the Principal Shareholders collectively beneficially own less than 20% but at least 10% of the Original Amount; and (v) one of the nominees for election to our Board for so long as the Principal Shareholders collectively beneficially own at least 5% of the Original Amount. In each case, the Principal Shareholders’ nominees must comply with applicable law and stock exchange rules. If the investment vehicle through which the Principal Shareholders hold their investment is dissolved, then each of Apax and WCAS will be permitted to nominate (i) up to three directors so long as it owns at least 25% of the Original Amount, (ii) up to two directors so long as it owns at least 15% of the Original Amount and (iii) one director so long as it owns at least 5% of the Original Amount. The Principal Shareholders agree in the Director Nomination Agreement to vote any shares of our common stock and any other securities held by them in favor of the election to our Board of the directors so designated. At any time when the Principal Shareholders have the right to designate at least one nominee for election to our Board, the Principal Shareholders will also have the right to have one of their nominated directors hold one seat on each Board committee, subject to satisfying any applicable stock exchange rules or regulations regarding the independence of Board committee members. In addition, the Principal

Shareholders are entitled to designate the replacement for any of their Board designees whose Board service terminates prior to the end of the director’s term regardless of the Principal Shareholders’ beneficial ownership at such time. The Director Nomination Agreement also provides for certain consent rights for each of the Principal Shareholders so long as such shareholder owns at least 5% of the Original Amount, including for any increase to the size of our Board. Additionally, the Director Nomination Agreement prohibits us from increasing or decreasing the size of our Board without the prior written consent of the Principal Shareholders for so long as either of our Principal Shareholders hold at least 5% of the total outstanding voting power. The Director Nomination Agreement will terminate at such time as the Principal Shareholders own less than 5% of our outstanding common stock.
Shareholder Recommendations for Director Nominees
The Compensation and Nominating Committee will consider shareholder nominations for membership on the Board. For the fiscal year 2023 Annual Meeting, nominations may be submitted to 8950 E. Lowry Boulevard, Denver, Colorado, Attn: General Counsel and Secretary, and such nominations will then be forwarded to the Chair of the Compensation and Nominating Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on December 17, 2022 and not earlier than the close of business on November 17, 2022. Recommendations must also include certain other procedural requirements as specified in our Bylaws.
When filling a vacancy on the Board, the Compensation and Nominating Committee will identify the desired skills and experience of a new director and will nominate individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Compensation and Nominating Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates will then be evaluated based on the process outlined in our Corporate Governance Guidelines and the Compensation and Nominating Committee charter, and the same process will be used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.
Name	Class	Age	Position	Director Since	Current Term Expires Fiscal Year	Expiration of Term For Which Nominated Fiscal Year
Andrew Cavanna	I	47	Chair of the Board	March 2021	2022	2025
Thomas Scully	I	64	Director	March 2021	2022	2025
Marilyn Tavenner	I	70	Director	March 2021	2022	2025
Each nominee was recommended for re-election by the Compensation and Nominating Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.
Director Nominees to Serve for a Three-Year Term Expiring at the Fiscal Year 2025 Annual Meeting.
Andrew Cavanna, Chair. Andrew Cavanna began serving on our Board in March 2021 and as chair of our Board in June 2021. Mr. Cavanna has served as a Partner at Apax on its healthcare team since 2017. Prior to joining Apax, Mr. Cavanna spent eleven years at Vestar Capital Partners where he was a Managing Director and Co-Head of the Healthcare Sector. Mr. Cavanna currently serves as chair of the board of directors of Eating Recovery Center, an eating disorder treatment center, and on the board of directors of Kepro, a provider of care coordination and quality assurance services in the United States. Previously, Mr. Cavanna served as a member of the board for Institutional Shareholder Services from May 2014 to July 2017, and for Press Ganey Associates from March 2008 to October 2016, when the company was taken private. Mr. Cavanna earned a Bachelor’s Degree from Cornell University and a Master of Business Administration from Columbia Business School.
We believe Mr. Cavanna’s experience in finance and the healthcare industry qualifies him to serve as a director of our Board.
Thomas Scully. Thomas Scully began serving on our Board in March 2021. Mr. Scully joined WCAS in 2004 and currently serves as a General Partner in the healthcare group. Mr. Scully earned a Bachelor of Arts from the University of Virginia and a Juris Doctor from The Catholic University of America. Mr. Scully currently serves on the board of directors and compensation committee of Select Medical Corp. (NYSE: SEM) and on the board of directors of CareSource Management Services Holding LLC, EMERUS Holdings and Shields Health Solutions. Among other posts, Mr. Scully served in the White House and Office of Management and Budget as Health Advisor to President George H.W. Bush from 1989 to 1993, and as the Administrator of CMS from 2001 to 2004 under President George W. Bush. Mr. Scully previously served as a member of the board for Universal America Corp. from 2008 until its sale in 2016 and DaVita (NYSE: DVA) from 1997 to 2001, among others.
We believe Mr. Scully’s expertise in legal and regulatory matters and experience serving on healthcare company boards qualifies him to serve as a director of our Board.
Marilyn Tavenner. Marilyn Tavenner began serving on our Board in March 2021. Ms. Tavenner served as acting Administrator for the Centers for Medicare & Medicaid Services from 2011 to 2013, and she was Administrator from 2013 to 2015. From 2015 to 2018, Ms. Tavenner was President and Chief Executive Officer of America’s Health Insurance Plans, a national association representing insurers. Ms. Tavenner currently serves on the board of directors and as a member and chair of the quality and safety committee and governance committee, respectively, of Select Medical Holding Corp. (NYSE: SEM), and on the board of directors of Jackson Acquisition Company (NYSE: RJAC), a special purpose acquisition company. Additionally, Ms. Tavenner serves on the board of directors and member of the finance and compensation committee of Blue Cross Blue Shield of Arizona. Ms. Tavenner earned a Bachelor of Science in nursing and a Master’s Degree in Health Administration from Virginia Commonwealth University.

We believe Ms. Tavenner’s expertise in healthcare and experience working with the Centers for Medicare & Medicaid Services qualifies her to serve as a director of our Board.
Continuing Directors
Class II Directors (terms expiring in fiscal year 2023)
Caroline Dechert. Caroline Dechert began serving on our Board in March 2021. Ms. Dechert joined WCAS in 2012 and currently serves as a Principal in the healthcare group. Prior to joining WCAS, Ms. Dechert worked in the Healthcare Investment Banking group at Morgan Stanley. Ms. Dechert earned a Bachelor of Arts degree from The University of North Carolina at Chapel Hill and a Master of Business Administration from Harvard Business School.
We believe Ms. Dechert’s experience in finance and the healthcare industry qualifies her to serve as a director of our Board.
Pavithra Mahesh. Pavithra Mahesh began serving on our Board in March 2021. Ms. Mahesh joined Apax in 2018 and is a Principal on its healthcare team. Prior to joining Apax, Ms. Mahesh was an investment professional at Goldman Sachs, where she focused on buyouts and growth equity investments in healthcare services and information technology. Ms. Mahesh earned a Bachelor’s Degree from Duke University and a Master of Business Administration from Harvard Business School.
We believe Ms. Mahesh’s experience in finance and the healthcare industry qualifies her to serve as a director of our Board.
Richard Zoretic. Richard Zoretic began serving on our Board in March 2021. Prior to his retirement in 2014, Mr. Zoretic served as Executive Vice President of WellPoint, Inc. and President of the company’s Government Business Division, a business encompassing WellPoint, Inc.’s Medicaid, Medicare, CareMore and Federal Employee Program businesses. Prior to joining WellPoint, Inc. Mr. Zoretic served as Chief Operating Officer of Amerigroup Corporation from 2007 to 2012, where he had overall responsibility for company operations including local health plans, medical management programs, provider networks, health care analytics, information technology and customer service operations. Mr. Zoretic currently serves on the board of directors and the audit committee of Molina Healthcare (NYSE: MOH) and Aveanna Healthcare (Nasdaq: AVAH). Mr. Zoretic earned a Bachelor of Science in Finance from Pennsylvania State University.
We believe Mr. Zoretic’s expertise in healthcare operations and finance and experience working with CMS qualifies him to serve as a director of our Board.
Class III Directors (terms expiring in fiscal year 2024)
Jeb Bush. Jeb Bush began serving on our Board in March 2021. Mr. Bush served as the governor of Florida from 1999 to 2007. Mr. Bush is on the board of directors of IHS Towers (NYSE: IHS), one of the largest independent owners, operators and developers of shared telecommunications infrastructure and Jackson Acquisition Company (NYSE: RJAC), a special purpose acquisition company. Additionally, Mr. Bush serves on the board of directors of Get Heal, Inc., a privately owned healthcare services company. Mr. Bush earned a Bachelor of Arts from the University of Texas at Austin.
We believe Mr. Bush’s experience with healthcare regulation and reimbursement, as well as his experience in state government, qualifies him to serve as a director of our Board.
Edward Kennedy, Jr. Ted Kennedy, Jr. began serving on our Board in March 2021. Mr. Kennedy is a Partner at Epstein Becker Green in the healthcare and life science practice, where he has practiced since 2014. From 2015 to 2019, Mr. Kennedy served as a State Senator in the Connecticut General Assembly, and in 2017, he was elected Chair of the Board of the American Association of People with Disabilities. Mr. Kennedy currently serves on the board of directors of Arvinas, Inc. (Nasdaq: ARVN), a bio-pharmaceutical company. Mr. Kennedy earned a bachelor’s degree from Wesleyan University, a Master’s Degree in Environmental Studies from Yale University, and a Juris Doctor from the University of Connecticut.
We believe Mr. Kennedy’s expertise in legal matters and experience in the healthcare industry qualifies him to serve as a director of our Board.
Sean Traynor. Sean Traynor began serving on our Board in March 2021. Mr. Traynor joined WCAS in 1999 and currently serves as a General Partner in the healthcare group. Currently, Mr. Traynor serves on the board of directors of Amerisafe, Inc. (Nasdaq: AMSF), a holding company that markets and underwrites workers’ compensation insurance through its insurance subsidiaries. Mr. Traynor earned a Bachelor of Science in Accounting at Villanova University and a Master of Business Administration from the Wharton School at University of Pennsylvania.
We believe Mr. Traynor’s experience in finance and the healthcare industry qualifies him to serve as a director of our Board.
Controlled Company; Independence Status
After the completion of our IPO, our Principal Shareholders continue to control a majority of our outstanding common stock. As a result, we are a “controlled company” under the listing standards of Nasdaq. Under Nasdaq rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:
•	we have a Board that is composed of a majority of “independent directors,” as defined under the rules of Nasdaq;
•	we have a compensation committee that is composed entirely of independent directors; and
•
nominees to our Board are to be selected, or recommended for the Board’s selection, either by: (a) independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate; or (b) a nominations committee comprised solely of independent directors.

We currently rely on this exemption. As a result, we do not have a majority of independent directors on our Board. In addition, our Compensation and Nominating Committee does not consist entirely of independent directors. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.
Board Meetings and Committees
Our Board has an Audit Committee, a Compensation and Nominating Committee, and a Quality and Compliance Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
We became a public company upon the completion of our IPO in March 2021. For the year ended June 30, 2021, our Board held 8 meetings. Our Audit Committee, our Compensation and Nominating Committee and Quality and Compliance Committee were each formed in connection with the closing of the IPO. During our fiscal year 2021, the Audit Committee held 7 meetings, the Compensation and Nominating Committee held 4 meetings and the Quality and Compliance Committee held 4 meetings. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In fiscal 2021, each director attended at least 75% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served.
Each of our standing committees has a written charter which is available on the Investor Relations page of our website at https://investor.innovage.com. Our website is not part of this notice and proxy statement.

The table below sets forth the composition of our Board committees as of February 17, 2022:
Board Member	Audit Committee	Compensation, Nominating and Governance Committee	Quality and Compliance Committee
Andrew Cavanna, Chair		X	X
Jeb Bush	X
Caroline Dechert
Ted Kennedy, Jr.		X
Pavithra Mahesh
Thomas Scully		X (Chair)	X
Marilyn Tavenner	X		X (Chair)
Sean Traynor
Richard Zoretic	X (Chair)
Audit Committee
Our Audit Committee is composed of Mr. Zoretic, Ms. Tavenner and Mr. Bush, with Mr. Zoretic serving as Chair of the committee. Our Board has determined that Mr. Zoretic and Ms. Tavenner meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. As a result, we comply with the audit committee requirements of Nasdaq, which require that within 90 days following our IPO, our Audit Committee be composed of a majority of independent directors, and we intend to comply with the requirement that within one year following our listing date, our Audit Committee be composed of all independent directors.
In addition, our Board has determined that Mr. Zoretic is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose on Mr. Zoretic any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board.
The Audit Committee is responsible for, among other matters:
1.	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
2.	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
3.
discussing the scope and results of the audits with our independent registered public accounting firm and reviewing, with management and that accounting firm, our interim and year-end operating results;

4.	reviewing our policies on risk assessment and risk management;
5.
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

6.	reviewing the adequacy of our internal control over financial reporting;
7.	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
8.
recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

9.	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
10.	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

11.	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and
12.	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.
Compensation, Nominating and Governance Committee
Our Compensation and Nominating Committee is composed of Mr. Cavanna, Mr. Kennedy, Jr. and Mr. Scully, with Mr. Scully serving as Chair of the committee.
The Compensation and Nominating Committee is responsible for, among other matters:
1.	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
2.	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining and approving the compensation of our Chief Executive Officer;
3.	reviewing and approving the compensation of our other executive officers;
4.	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation and Nominating committee;
5.	conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation and Nominating committee;
6.	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq;
7.	reviewing and establishing our overall management compensation, philosophy and policy;
8.	overseeing and administering our compensation and similar plans;
9.	reviewing and making recommendations to our Board with respect to director compensation;
10.	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;
11.	developing and recommending to our Board criteria for board and committee membership;
12.
subject to the rights of the Principal Shareholders under the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

13.	developing and recommending to our Board best practices and corporate governance principles;
14.	developing and recommending to our Board a set of corporate governance guidelines; and
15.	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.
Quality and Compliance Committee
Our Quality and Compliance Committee is composed of Ms. Tavenner, Mr. Cavanna and Mr. Scully, with Ms. Tavenner serving as Chair of the committee. The Quality and Compliance Committee is responsible for, among other matters:
1.	identifying, reviewing and analyzing laws and regulations applicable to us;
2.	recommending to the Board, and monitoring the implementation of, compliance programs, policies and procedures that comply with local, state and federal laws, regulations and guidelines;
3.	reviewing significant compliance risk areas identified by management;
4.	discussing periodically with management the adequacy and effectiveness of policies and procedures to assess, monitor, and manage non-financial compliance business risk and compliance programs;

5.	monitoring compliance with, authorizing waivers of, investigating alleged breaches of and enforcing our non-financial compliance programs; and
6.	reviewing our procedures for the receipt, retention and treatment of complaints received regarding non-financial compliance matters.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons our Board considers that this structure is appropriate at this time, the roles of various positions, and related key governance practices. Our Board believes that the mix of experienced independent directors and directors affiliated with our Principal Shareholders that currently make up our Board, our Board committee composition and the separation of the roles of Chair and Chief Executive Officer benefit the Company and its shareholders.
Independence
Our Board has an effective mix of independent directors and non-independent directors. Our Board includes five representatives from our Principal Shareholders, including our current Chair, Mr. Cavanna, and four independent directors.
Chair and Chief Executive Officer
With respect to the roles of Chair and Chief Executive Officer, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Since the IPO, the roles of Chair and Chief Executive Officer have been separated. More recently, following the resignation of our former Chief Executive Officer and director, Maureen Hewitt, in January 2022, our current Chief Executive Officer, Mr. Patrick Blair, has not been appointed as a member of the Board. The Board believes that, at this time, not having the Chief Executive Officer be a member of the Board and separating the roles of Chair and Chief Executive Officer is the most effective leadership structure because it allows Mr. Blair to focus on the management of the Company and day-to-day operations, specifically addressing the issues that have arisen from the audits by the Centers for Medicare and Medicaid Services and other regulators in the States of California and Colorado, and allows Mr. Cavanna, our Chair, to leverage his strong background to provide strategic guidance and effective oversight of management.
Self-Evaluation
Our Compensation and Nominating Committee was established upon the completion of our IPO in March 2021. Going forward, our Compensation and Nominating Committee will conduct an annual performance evaluation to determine whether the Board, its committees, and management are functioning effectively. We expect that this will include survey materials as well as individual conversations between each director and the Chair. The evaluation will focus on the Board’s and the committees’ contributions to the Company, with an enhanced focus on areas in which the Board or management believes that the Board could improve.
As part of the annual Board self-evaluation, the Board will evaluate whether the current leadership structure continues to be appropriate for the Company and its shareholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.
Management Succession
The Compensation and Nominating Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of these goals and objectives. The Compensation and Nominating Committee recommends to the Board the Chief Executive Officer’s compensation level or changes to such level based on the evaluation of the Chief Executive Officer’s performance and any other factors the Compensation and Nominating Committee deems relevant.
The entire Board works with the Compensation and Nominating Committee to evaluate potential successors to the Chief Executive Officer and other officers. In 2021, the Compensation and Nominating Committee launched a search for potential successors to the Chief Executive Officer position and identified, assessed and recruited Mr. Blair, our current President and Chief Executive Officer, for the position of President and as a potential successor to the Chief Executive Officer position. Following Ms. Hewitt’s resignation in January 2022, Mr. Blair was elevated to the position of President and Chief Executive Officer. Mr. Blair is expected to make available his recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.
Hedging Transactions
Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk.
While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. Our Audit Committee monitors our major financial risk exposures and cybersecurity risks, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to the Company. Our Compensation and Nominating Committee oversees the design and implementation of our compensation and benefits programs and policies and monitors the incentives created by these programs and policies to determine whether they encourage excessive risk-taking. Our Compensation and Nominating Committee also assesses the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk. Our Compensation and Nominating Committee also oversees our major corporate governance risks. Our Quality and Compliance Committee monitors compliance with legal and regulatory requirements, strategies and progress of audits and remediation efforts, and management provides our Quality and Compliance and Audit Committees periodic reports on our compliance programs.
In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as regulatory and legal risks and strategic planning. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. Further, our Board has been closely monitoring the development, response, results and strategies relating to our current audits in the States of California and Colorado, and has worked closely with the Quality and Compliance Committee in overseeing and devising strategy with respect to management’s remediation efforts to address the results of the audits in both States. Relatedly, our Board, together with our Quality and Compliance Committee, has been closely monitoring and overseeing management’s plans with respect to the COVID-19 pandemic, its effects on our business, and risk mitigation strategies. In addition, our Board has been focused on the Company’s response and legal strategy relating to the various legal actions and proceedings the Company currently faces.
We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes. At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to what we believe are the most significant risks that could affect our business, such as legal and regulatory risks, privacy risks, and financial, tax and audit related risks.

Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on the Investor Relations page of our website at https://investor.innovage.com. We intend to disclose any amendments to the Code of Ethics, or any waivers of its requirements, on our website or in public filings.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation and Nominating Committee.
Communications by Shareholders and Other Interested Parties with the Board
Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:
InnovAge Holding Corp.
8950 E. Lowry Boulevard
Denver, CO 80230
Telephone: (844) 803-8745
Attention: Board of Directors
c/o General Counsel and Secretary
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of the Company as of January 24, 2022:
Name	Age	Position
Patrick Blair	51	President and Chief Executive Officer
Barbara Gutierrez	59	Chief Financial Officer
Maria Lozzano	42	Corporate Chief Operating Officer
Melissa Welch	61	Chief Medical Officer
Nicole D’Amato	42	Chief Legal Officer & Corporate Secretary
Patrick Blair has served as our President since December 1, 2021 and as our Chief Executive Officer since January 1, 2022. Prior to joining InnovAge, Mr. Blair worked at BAYADA Home Health Care Inc. as the Group President responsible for the overall quality and financial performance of the Home Health, Hospice and Personal Care businesses since August 2020. Prior to BAYADA Home Health Care Inc., Mr. Blair was the Senior Vice President for Commercial Business Segments at Anthem, Inc. (NYSE: ANTM), one of the nation’s largest and most diversified health benefit providers. There, he led the Individual, Small Group and Large Group business segments where he was responsible for driving profitable growth. During his tenure at Anthem, Inc., he also served as Chief Marketing Officer. Mr. Blair was with Anthem, Inc. from December 2012 to July 2020. Prior to that, Mr. Blair was with Amerigroup Corporation from 2004 to December 2012 and served in a number of leadership roles, including Chief Marketing and Business Development Officer and Chief Executive Officer of Specialty Products. Mr. Blair began his career at Ernst & Young LLP and Deloitte Consulting, serving the nation’s leading provider and payer healthcare organizations. Mr. Blair earned a Bachelor’s degree in Economics from Indiana University Bloomington, a Master’s of Health Care Administration and Management from Indiana University-Purdue University Indianapolis and a Master’s of Business Administration from Henley Business School.
Barbara Gutierrez has served as our Chief Financial Officer since 2017. Prior to joining InnovAge, Ms. Gutierrez was the Chief Financial Officer and Chief People Services Officer for Hero DVO, LLC, a healthcare practice management company. Previously, she held leadership roles at Strad Energy Services Ltd., including Senior Vice President of Corporate Services and Senior Vice President of Finance and Administration. Ms. Gutierrez has prior experience as Chief Financial Officer for the Jones Knowledge Group and for PhyCor of Denver. Ms. Gutierrez earned a Bachelor of Science in Accounting from the University of Denver, and she is a Certified Public Accountant.
Maria Lozzano has served as our Corporate Chief Operating Officer since 2020, previously serving as the Chief Operating Officer of our Western Region since 2018. Prior to her position at InnovAge, Ms. Lozzano was the Chief Operating Officer at VNA California from 2016 to 2018, a home health, palliative and hospice healthcare provider. Ms. Lozzano was also the Chief Operating Officer of a private medical retreat center from 2011 to 2016. From 2007 to 2016, Ms. Lozzano served as Vice President of Operations at Premier Infusion Care, a home healthcare service provider. Ms. Lozzano earned a Bachelor of Science in Business Management from Western Governors University.
Melissa Welch, M.D. has served as our Chief Medical Officer since 2019. Previously, she served as the Chief Medical Officer for the Center for Elders’ Independence from 2018 to 2019. Dr. Welch was also the Chief Operations Officer at the Institute on Aging from 2017 to 2018, and she was a Vice President at Blue Shield of California, a health plan provider, from 2013 to 2017. Dr. Welch earned a Bachelor of Science in Biological Science from University of California in Irvine, Masters of Public Health Epidemiology from University of California at Berkeley and a Doctor of Medicine from Harvard Medical School.
Nicole D’Amato has served as our Chief Legal Officer & Corporate Secretary since July 2021. Prior to joining InnovAge and since 2015, Ms. D’Amato was Senior Vice President at MacAndrews & Forbes, an operating company which owned the majority shares of Revlon Inc. (NYSE: REV), was the largest shareholder of Scientific Games (NASDAQ: SGMS), and owned other private companies such as Merisant Company. Prior to that, Ms. D’Amato worked as a Director & Senior Counsel at DIAGEO North America, Inc., the world’s leading alcohol beverage business, from 2011 to 2015, and as Global Head of Intellectual Property & Assistant Corporate Secretary at Samsonite, LLC, from 2010 to 2011, where she participated in the company’s initial public offering on the Hong Kong Stock Exchange. Ms. D’Amato started her legal career at Ropes & Gray LLP where she practiced as an intellectual property and corporate transactional attorney. Ms. D’Amato earned her Bachelor of Arts, cum laude, at Cornell University, in Ithaca, New York, and a Doctor of Jurisprudence from Vanderbilt University Law School in Nashville, Tennessee.

EXECUTIVE AND DIRECTOR COMPENSATION
The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
We are currently considered an “emerging growth company” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year.
Overview
This section discusses the material components of the executive compensation program for our Chief Executive Officer and our two most highly compensated officers other than our Chief Executive Officer (collectively, our “Named Executive Officers”) for the fiscal year ended June 30, 2021. For the fiscal year ended June 30, 2021, our Named Executive Officers and their positions were as follows:
•	Maureen Hewitt, President and Chief Executive Officer;
•	Barbara Gutierrez, Chief Financial Officer; and
•	Maria Lozzano, Corporate Chief Operating Officer.
Ms. Hewitt resigned from her position as Chief Executive Officer and director of the Company effective January 1, 2022.
Historically, the compensation of our Named Executive Officers has consisted of a base salary, annual cash bonus opportunities, long-term incentive compensation in the form of equity awards and other benefits, as described below. As described below, Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances in accordance with the terms of their employment agreements.
Summary Compensation Table
The following table summarizes the compensation paid to, awarded to, or earned by the Named Executive Officers for our last two most recently completed fiscal years.
Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Nonqualified deferred compensation earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Maureen Hewitt, President and Chief Executive Officer(7)	2021	817,527	675,428	3,674,372	445,577	114,120	35,162,515	40,889,539
	2020	820,615	352,306	—	430,000	13,663	30,147	1,646,731
Barbara Gutierrez, Chief Financial Officer	2021	393,273	140,922	1,469,749	111,061	25,562	7,542,995	9,683,562
	2020	367,457	190,922	233,839	107,827	3,034	29,566	932,645
Maria Lozzano(8), Corporate Chief Operating Officer	2021	376,839	212,573	1,714,707	108,146	—	1,342,767	3,755,032

(1)
Amounts in this column reflect (i) the actual base salaries paid to our Named Executive Officers for fiscal years 2021 and 2020 ($731,814 and $720,999 for Ms. Hewitt and $364,814 and $359,422 for Ms. Gutierrez for 2021 and 2020, respectively, and $355,236 for Ms. Lozzano for 2021) and (ii) the amounts paid to our Named Executive Officers in fiscal years 2021 and 2020 in lieu of accrued paid time off not taken ($85,712.94 and $99,615.71 for Ms. Hewitt and $28,459.50 and $8,035.16 for Ms. Gutierrez for 2021 and 2020, respectively, and $21,603.14 for Ms. Lozzano for 2021).

(2)
Amounts in this column reflect (i) bonuses awarded to our Named Executive Officers in connection with dividends paid by the Company in respect of its common stock for fiscal years 2021 and 2020 ($352,306 for Ms. Hewitt for 2020, $140,922 and $140,922

Ms. Gutierrez for 2021 and 2020, respectively, and $37,573 and for Ms. Lozzano for 2021), (ii) in 2021 for Ms. Hewitt only, in connection with Apax’s investment in the Company, a transaction bonus of $675,427.72, (iii) in 2020 for Ms. Gutierrez only, the discretionary component of her annual bonus (i.e., $50,000), and (iv) in 2021 for Ms. Lozzano only, a special one-time cash payment of $175,000 paid in lieu of receipt of an equity award granted by our parent, TCO Group Holdings, L.P.
(3)
For 2021, the amounts in this column represent the aggregate grant-date fair value of Class B Units (“Profits Interests”) of our parent, TCO Group Holdings, L.P., granted to each of our Named Executive Officers, computed in accordance with FASB ASC Topic 718. For 2020, the amounts in this column reflect the aggregate grant date fair value of the option grants, computed in accordance with FASB ASC Topic 718, made to Ms. Gutierrez on September 24, 2019. With respect to the performance-vesting options granted to Ms. Gutierrez, the amounts reported in this column assume that the highest level of performance conditions were achieved.

(4)	Amounts in this column reflect annual bonuses paid in July 2021 and 2020 in respect of fiscal years 2021 and 2020 performance, respectively.
(5)
Amounts in this column reflect above-market returns earned on our Named Executive Officers’ account balances under the Deferred Compensation Plan (as defined and described below) during fiscal years 2021 and 2020, which account balances are deemed invested in various funds, all of which have varying rates of return. For each Named Executive Officer, the amount above reflect the excess of (i) such Named Executive Officer’s actual account earnings ($122,487.42 and $24,668.35 for Ms. Hewitt and $27,997.79 and $3,967.80 for Ms. Gutierrez for 2021 and 2020, respectively) for fiscal years 2021 and 2020, over (ii) the amount that would have been earned on the Named Executive Officer’s account balance at 120% of the applicable federal long-term rate as of July 1, 2020 and July 1, 2019, with monthly compounding (i.e., 1.40% with respect to 2020 and 2.53% with respect to 2019) ($8,366.98 and $11,005.35 for Ms. Hewitt and $2,435.52 and $934.12 for Ms. Gutierrez for 2021 and 2020).

(6)	Amounts in this column are represented in the table below:
Name and Principal Position	Fiscal Year	401(k) Contributions(a) ($)	Deferred Compensation Plan Contributions(b) ($)	Option Cancellation(c) ($)	Option Redemption(d) ($)	Total ($)
Maureen Hewitt, President and Chief Executive Officer	2021	5,700	21,500	30,750,989	4,384,326	35,162,515
Barbara Gutierrez, Chief Financial Officer	2021	4,352	26,111	6,474,420	1,038,112	7,542,995
Maria Lozzano, Corporate Chief Operating Officer	2021	6,594	—	1,128,551	207,622	1,342,767
(a)	Amounts in this column reflect the amount of Company contributions made in respect of fiscal year 2021 to each Named Executive Officer’s account under our 401(k) plan.
(b)	Amounts in this column reflect the amount of Company contributions made in respect of fiscal year 2021 to each Named Executive Officer’s account under our Deferred Contribution Plan.
(c)
Amounts in this column reflect the option cancellation amounts paid to our Named Executive Officers in exchange for the cancellation of our Named Executive Officers’ options in connection with Apax’s investment in the Company.

(d)
Amounts in this column reflect the additional $0.59 per share paid to our Named Executive Officers as an incentive to participate in the redemption of our Named Executive Officers’ shares in connection with Apax’s investment in the Company.

(7)	Ms. Hewitt resigned from her positions as Chief Executive Officer and director of the Company effective January 1, 2022.
(8)	Ms. Lozzano became an executive officer in fiscal year 2021.
Narrative Disclosure to Summary Compensation Table
Base Salary
Each employment agreement with our Named Executive Officers for fiscal year 2021 provided for the payment of an annualized base salary. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting each Named Executive Officer’s skill set, experience, role, responsibilities and contributions. As of the end of fiscal year 2021, annualized base salary amounts for our Named Executive Officers were as follows: $731,814 for Ms. Hewitt, $364,814 for Ms. Gutierrez and $355,236 for Ms. Lozzano.
Annual Bonuses
Each of our Named Executive Officers was eligible to receive an annual cash incentive award for fiscal year 2021, based on achievement of pre-determined corporate and individual performance objectives, and subject to achievement of a minimum EBITDA threshold. The performance objectives included measurable objectives that would contribute to the Company’s strategic goals. The fiscal year 2021 bonuses were targeted at $445,577 for Ms. Hewitt, $111,061 for Ms. Gutierrez and $108,146 for Ms. Lozzano. Each of our Named Executive Officers earned 100% of their target bonus for fiscal year 2021, due to the Company’s achievement of its EBITDA goal at 100% of target and each Named Executive Officer’s achievement of their individual objectives, including certain quality and compliance goals.

Equity Compensation
Options. In connection with Apax’s investment in the Company in July 2020, each Named Executive Officer’s options to purchase shares of the Company’s common stock were accelerated (to the extent then unvested), and each vested option was thereafter cancelled in exchange for a cash payment in an amount equal to the excess of (i) the per share consideration paid in the investment transaction, over (ii) the exercise price of the option. In addition, we paid an additional $0.59 per share to our Named Executive Officers as an incentive to participate in the redemption of our Named Executive Officers’ shares in connection with Apax’s investment in the Company.
Other Benefits
We currently provide broad-based welfare benefits that are available to all of our employees, including our Named Executive Officers, and include health, dental, life, vision and short- and long-term disability insurance. We also offer long-term care insurance to our employees at the director level and above, and our Named Executive Officers likewise receive this benefit.
In addition, we maintain, and the Named Executive Officers participate in, a 401(k) plan, which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis, and we match 50% of an employee’s contributions up to 4% of the employee’s eligible earnings. Employees’ pre-tax contributions and our matching contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions.
We also maintain the InnovAge Deferred Compensation Plan (the “Deferred Compensation Plan”), which is a nonqualified deferred compensation plan subject to Section 409A of the Code. Pursuant to the Deferred Compensation Plan, an eligible employee may elect to defer up to 100% of his or her base salary and annual bonus award. All participant deferrals of compensation are 100% vested at all times, and plan assets are distributed upon the participant’s separation from service, either in a lump sum or over a five-year period, as elected by the participant in a manner compliant with Section 409A of the Code. The Deferred Compensation Plan provides for a discretionary employer match up to a maximum of 5% of the participant’s base salary.
Outstanding Equity Awards at Fiscal Year End
The following reflects information regarding outstanding equity-based awards held by the Named Executive Officers as of June 30, 2021.
	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Maureen Hewitt	9/22/2020(2)	0	3,972,295	N/A	N/A
Barbara Gutierrez	9/22/2020(3)	0	1,588,918	N/A	N/A
Maria Lozzano	9/22/2020(4)	0	1,853,737	N/A	N/A
(1)
This table reflects information regarding Profits Interests granted to our Named Executive Officers that were outstanding as of June 30, 2021. For more information on these Profits Interests, see “—Profits Interests” below. The Profits Interests are not traditional options, and therefore, there is no exercise price, but rather the Profits Interests participate in distributions attributable to the appreciation in the fair market value of the Company after their respective dates of grant. The Profits Interests have no expiration date.

(2)
Represents an award of 3,972,295 Profits Interests, with 1,986,147.5 Profits Interests subject to time-vesting and 1,986,147.5 Profits Interests subject to performance-vesting. The time-vesting Profits Interests vested 25% on each of the first four anniversaries of July 27, 2020. The performance-vesting Profits Interests would have vested upon the consummation of a change of control, subject to satisfying certain performance hurdles. Upon Ms. Hewitt’s resignation, Profits Interests held by Ms. Hewitt that were not vested as of January 1, 2022 are no longer outstanding.

(3)
Represents an award of 1,588,918 Profits Interests, with 794,459 Profits Interests subject to time-vesting and 794,459 Profits Interests subject to performance-vesting. The time-vesting Profits Interests vest 25% on each of the first four anniversaries of July 27, 2020. The performance-vesting Profits Interests vest upon the consummation of a change of control, subject to satisfying certain performance hurdles.

(4)
Represents an award of 1,853,737 Profits Interests, with 926,868.5 Profits Interests subject to time-vesting and 926,868.5 Profits Interests subject to performance-vesting. The time-vesting Profits Interests vest 25% on each of the first four anniversaries of July 27, 2020. The performance-vesting Profits Interests vest upon the consummation of a change of control, subject to satisfying certain performance hurdles.

Profits Interests
During fiscal year 2021, following the consummation of Apax’s investment, the Named Executive Officers received awards of Profits Interests of our parent at the time, TCO Group Holdings, L.P., pursuant to the 2020 Equity Incentive Plan, which are intended to be treated as “profits interests” for U.S. federal income tax purposes.
The 2020 Equity Incentive Plan is administered by the Board of TCO Group Holdings, L.P. (the “Administrator”), The Administrator has the authority to administer and interpret the 2020 Equity Incentive Plan, to determine individuals eligible for any grant of the Profits Interests, to determine, alter, amend, modify or waive the terms and conditions of any award of Profits Interests and to prescribe the purchase price or Hurdle Amount (as defined in the 2020 Equity Incentive Plan) applicable to any award of Profits Interests.
Potential Payments upon Termination or Change in Control
Severance Benefits
We are or were, as applicable, party to employment agreements with all of our Named Executive Officers, which provide or provided for at-will employment, subject to the severance entitlements described below, and set forth each Named Executive Officer’s initial annual base salary and target annual bonus opportunity (with the rate of each for fiscal year 2021 set forth above), among other terms and conditions.
The employment agreements provide that, upon termination of a Named Executive Officer’s employment by us for any reason other than for “cause,” or by the Named Executive Officer for “good reason,” each as defined therein and summarized below, subject to the Named Executive Officer’s execution, delivery and non-revocation of a general release of all claims in favor of the Company, the Named Executive Officer is entitled to severance.
For Ms. Hewitt, severance consisted of (i) 24 months of continued base salary payments, (ii) an amount equal to 1.5 times her target annual bonus, payable in equal installments over the 24-month post-termination period, (iii) a pro-rata annual bonus for the year of termination, based on actual performance through the termination date and payable at the time that annual bonuses for the applicable fiscal year are paid generally, and (iv) continued healthcare coverage under the Company’s plan, at the Company’s cost, for 24 months post-termination.
For Ms. Gutierrez, severance consists of (i) 12 months of continued base salary payments, (ii) an amount equal to 1.0 times her annual bonus for the last completed fiscal year, payable in equal installments over the 12-month post-termination period, and (iii) continued healthcare coverage under the Company’s plan, at the Company’s cost, for up to 12 months post-termination (terminable earlier if Ms. Gutierrez becomes employed by another company).
For Ms. Lozzano, severance consists of (i) 12 months of continued base salary payments, (ii) a pro-rata portion of her annual bonus for the year in which termination occurs, based on actual performance, and (iii) continued healthcare coverage under the Company’s plan, at the Company’s cost, for up to 12 months post-termination (terminable earlier if Ms. Lozzano becomes employed at another company).
Under the employment agreements, “cause” generally means any of the Named Executive Officer’s: (i) failure to perform her duties and responsibilities to the Company or any of its affiliates that are consistent with the Named Executive Officer’s title and authorities; (ii) material breach of any of the provisions of the employment agreement or any other written agreement between her and the Company or any of its affiliates, resulting in material harm to the Company or any of its affiliates; (iii) material breach of any fiduciary duty that she has to the Company or any of its affiliates; (iv) gross negligence, intentional misconduct or unethical or improper behavior resulting in material harm to the business, interests or reputation of the Company or any of its affiliates; (v) commission of a felony or other crime involving moral turpitude; or (vi) commission of conduct involving fraud, embezzlement, sexual harassment, material misappropriation of property or other substantial misconduct with respect to the Company or any of its affiliates.
Under Ms. Hewitt’s employment agreement, “good reason” generally meant the occurrence of any of the following without her written consent: (i) a change in Ms. Hewitt’s title; (ii) a material diminution in the nature or scope of Ms. Hewitt’s duties, authority and/or responsibilities, or Ms. Hewitt no longer reporting directly to the Board of Directors of the Company; (iii) a requirement that Ms. Hewitt relocate to a location more than 50 miles from the location where Ms. Hewitt is then providing services; (iv) a reduction in Ms. Hewitt’s base salary or bonus opportunity; (v) the removal of Ms. Hewitt from the Board of Directors of the Company; or (vi) a material breach of any of the terms of the employment agreement or any other written agreement between the Company and Ms. Hewitt.
Under Ms. Gutierrez’s employment agreement, “good reason” generally means the occurrence of any of the following without her written consent: (i) a material diminution in the nature or scope of Ms. Gutierrez’s duties, authority and/or responsibilities; (ii) a requirement that Ms. Gutierrez relocate to a location more than 50 miles from the location where Ms. Gutierrez is then providing services; (iii) a reduction in Ms. Gutierrez’s base salary; or (iv) a material breach of the terms of the employment agreement or any other written agreement between the Company and Ms. Gutierrez.
Under Ms. Lozzano’s employment agreement, “good reason” generally means the occurrence of any of the following without her written consent: (i) a material diminution in the nature or scope of Ms. Lozzano’s duties, authority and/or responsibilities; or (ii) a material breach of the terms of the employment agreement.
Each Named Executive Officer is subject to non-competition, non-interference, non-solicitation and non-hire covenants during employment and for 24 months (in the case of Ms. Hewitt) or 12 months (in the case of Ms. Gutierrez and Ms. Lozzano) thereafter, as well as perpetual confidentiality and assignment of inventions covenants.
Profits Interests
The time-vesting Profits Interests are subject to (A) pro-rata vesting upon a termination without Cause, due to death or Disability or for Good Reason (in each case, as defined in the 2020 Equity Incentive Plan) that occurs prior to the one-year anniversary of the vesting commencement date, and (B) 100% acceleration upon a Change of Control (as defined in the 2020 Equity Incentive Plan), and the performance-vesting Profits Interests remain eligible to vest for 120 days following a termination without Cause, due to death or Disability or for Good Reason that precedes the execution of a definitive agreement that ultimately results in a Change of Control.
Separation Letter with Ms. Hewitt
In connection with Ms. Hewitt’s resignation in January 2022, Ms. Hewitt and the Company entered into a Separation Letter Agreement (the “Separation Letter”), dated as of January 1, 2022, which confirmed the terms of Ms. Hewitt’s separation and the amounts due by us under her employment agreement as described above. Pursuant to the Separation Letter, we were obligated to pay any accrued but unpaid wages and an amount in respect of any accrued by unused paid time off, in a lump sum immediately upon separation. In addition, subject to Ms. Hewitt’s delivery, execution and non-revocation of a general release of claims in favor of the Company within 60 days of separation, and Ms. Hewitt’s compliance with her the restrictive covenants in her employment agreement, and in full consideration of any payments or benefits due under the employment agreement, we will pay Ms. Hewitt (i) an amount equal to $2,677,147.20, which represents 24 months of base salary and 1.5 times Ms. Hewitt’s annual bonus at the target amount; (ii) a pro-rata portion of the annual bonus, if any, earned for the fiscal year 2022; (iii) reimbursement of reasonable legal fees in connection with the entry into the Separation Letter and other agreements related to the separation, up to $20,000; and (iv) payment of premiums for healthcare coverage through the federal law commonly known as “COBRA” for 24 months post-termination. Payment of the separation benefits previously described will commence on the first payroll date immediately following the expiration of 60 days from separation. In addition, subject to Ms. Hewitt’s delivery, execution and non-revocation of the general release, 496,536.78 vested Profits Interests held by Ms. Hewitt remain outstanding. Pursuant to the Separation Letter, Ms. Hewitt has agreed to assist and cooperate with us in connection with the defense or prosecution of any claim that may be made against or by us, or in connection with any ongoing or future investigation or dispute or claim of any kind involving us.
Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of our Board during fiscal year 2021. Following our IPO, our non-employee directors received $25,000 per Board meeting attended. In addition, each chairperson is entitled to a $20,000 payment in connection with their duties. Our non-employee directors do not currently receive equity compensation. Ms. Hewitt served as director during fiscal year 2021 but did not receive any additional compensation for such service; all amounts paid to

Ms. Hewitt in respect of her services as an employee of the Company for such period are reported above in the Summary Compensation Table. We also reimbursed our non-employee directors for their business expenses incurred in connection with their performance of services.
Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jeb Bush	$50,000	—	—	50,000
Edward Kennedy, Jr.	$100,000	116,480	515,478	731,958
Marilyn Tavenner	$105,000	116,480	515,478	736,958
Richard Zoretic	$105,000	116,480	—	221,480
Andrew Cavanna(4)	$—	—	—	—
Caroline Dechert(4)	$—	—	—	—
Pavithra Mahesh(4)	$—	—	—	—
Thomas Scully(4)	$—	—	—	—
Sean Traynor(4)	$—	—	—	—
(1)
Following our IPO, we paid our non-employee directors cash fees consistent with the amounts as described above. In connection with services rendered to the Company prior to our IPO, Mr. Bush received $0, Mr. Kennedy received $75,000, Ms. Tavenner received $75,000 and Mr. Zoretic received $75,000. In connection with services rendered to the Company following our IPO, Mr. Bush received $50,000, Mr. Kennedy received $25,000, Ms. Tavenner received $30,000 and Mr. Zoretic received $30,000.

(2)
Amounts in this column reflect the aggregate grant date fair value of the Profits Interests awarded to our directors on September 22, 2020, computed in accordance with FASB ASC Topic 718. The Profits Interests are not traditional options, and therefore, there is no exercise price, but rather the Profits Interests participate in distributions attributable to the appreciation in the fair market value of the Company after their respective dates of grant. The Profits Interests have no expiration date. For each of our directors, none of the Profits Interests were vested as of June 30, 2021. These Profits Interests vest 25% on each of the first four anniversaries of the date of grant.

(3)
Amounts in this column reflect (i) the option cancellation amounts paid to our directors in exchange for the cancellation of our directors’ options in connection with Apax’s investment in the Company ($427,702 for Mr. Kennedy and Ms. Tavenner) and (ii) the additional $0.59 per share paid to our directors as an incentive to participate in the redemption of our directors’ shares in connection with Apax’s investment in the Company ($87,776 for Mr. Kennedy and Ms. Tavenner).

(4)	As representatives of our Principal Shareholders, Mr. Cavanna, Ms. Dechert, Ms. Mahesh, Mr. Scully and Mr. Traynor received no compensation for service as directors.
Equity Compensation Plan Information
The following table sets forth information regarding the Company’s equity compensation plans as of the end of fiscal year 2021.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved by Security Holders(1)	48,470(2)	$(2)	14,651,530
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	48,470	$ —	14,651,530
(1)	Represents the InnovAge Holding Corp. 2021 Omnibus Incentive Plan.
(2)	Consists solely of restricted stock units, which have no exercise price.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Approval of Related Party Transactions
We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:
•	the related person’s relationship to us and interest in the transaction;
•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;
•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director or director nominee;
•	the benefits to us of the proposed transaction;
•	if applicable, the availability of other sources of comparable products or services; and
•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.
In addition, under our Code of Ethics our employees, directors and executive officers must disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
Related Party Transactions
Other than compensation arrangements for our directors and named executive officers, which are described in the section entitled “Executive Compensation” elsewhere in this proxy statement, below we describe transactions during the fiscal year ended June 30, 2021 to which we were a participant or will be a participant, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

PWD Loan
Pinewood Lodge, LLP (“PWD”), one of our variable interest entities in which we own a 0.01% partnership interest, develops, constructs, owns, maintains and operates certain apartment complexes intended for rental to low-income individuals aged 62 and over. Pursuant to the PWD Amended and Restated Agreement of Limited Partnership, our wholly-owned subsidiary Continental Community Housing, the general partner of PWD (the “General Partner”), helped fund operating deficits and shortfalls of PWD in the form of a loan (the “PWD Loan”). As of June 30, 2021, $0.7 million was recorded in deposits and other, and the highest aggregate amount of principal outstanding under the PWD Loan was $0.7 million in fiscal year 2021. The PWD Loan does not accrue interest. The General Partner is paid an administration fee of $35,000 per year.
Director Nomination Agreement
In connection with our IPO, we entered into a Director Nomination Agreement with the Principal Shareholders that provides each the right to designate nominees for election to our Board. The Principal Shareholders may also assign their designation rights under the Director Nomination Agreement to an affiliate. See “Board of Directors and Corporate Governance—Director Nomination Agreement” for a description of the Director Nomination Agreement.

Registration Rights Agreement
In connection with our IPO, we entered into a Registration Rights Agreement with the Principal Shareholders pursuant to which the Principal Shareholders are entitled to request that we register the Principal Shareholders’ shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may in certain circumstances be “shelf registrations.” The Principal Shareholders will also be entitled to participate in certain of our registered offerings, subject to the restrictions in the Registration Rights Agreement. We will pay certain of the Principal Shareholders’ expenses in connection with the Principal Shareholders’ exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by the Principal Shareholders and their affiliates and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions, or Registrable Securities as defined in the Registration Rights Agreement. These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act, or repurchased by us or our subsidiaries. In addition, with the consent of the Company and holders of a majority of Registrable Securities, any Registrable Securities held by a person other than the Principal Shareholders and their affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Indemnification of Officers and Directors
Upon completion of our IPO, we entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the Delaware General Corporation Law. Additionally, we may enter into (i) indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law and (ii) standard policies of insurance that provide coverage to (1) our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) us with respect to indemnification payments that we may make to such directors and officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of January 24, 2022 for:
•	each person or group known to us who beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.
The numbers of shares of common stock beneficially owned and percentages of beneficial ownership are based on 135,516,513 shares of common stock outstanding as of January 24, 2022.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or restricted stock units (“RSUs”) that are currently exercisable or exercisable or will vest within 60 days of January 24, 2022 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o InnovAge Holding Corp., 8950 E. Lowry Boulevard, Denver, Colorado 80230.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
5% Shareholders
TCO Group Holdings, L.P.(1)	116,520,612	86.0%
Named Executive Officers and Directors
Maureen Hewitt(2)	9,350	*
Barbara Gutierrez	2,000	*
Maria Lozzano	—	—
Thomas Scully	—	—
Jeb Bush	—	—
Andrew Cavanna	—	—
Caroline Dechert	—	—
Ted Kennedy, Jr.	23,000	*
Pavithra Mahesh	—	—
Marilyn Travenner	—	—
Sean Traynor	—	—
Richard Zoretic	—	—
All Directors and Executive Officers as a Group (14 individuals)(3)	25,000	*
*	Indicates less than 1%
(1)
Represents 116,520,612 shares of common stock held by TCO Group Holdings, L.P., which is the legal name of the investment vehicle of the Principal Shareholders and the other existing holders, including certain directors and members of management. Voting and dispositive power with respect to the common stock held by TCO Group Holdings, L.P. is exercised by a committee of limited partners (the “LP Board”), pursuant to a delegation of authority from its limited partners. The LP Board is to be comprised of up to seven persons with five persons currently serving, including Caroline Dechert, Thomas Scully and Sean Traynor (the “WCAS Designees”) and Andrew Cavanna and Pavithra Mahesh (the “Apax Designees”). The LP Board exercises its voting and dispositive power by majority vote, so long as one WCAS Designee and one Apax Designee comprise the majority.

The limited partners of TCO Group Holdings, L.P. may control the voting and dispositive power with respect to the common stock if each of Ignite Aggregator LP (the “Apax Investor”) and Welsh, Carson, Anderson & Stowe XII, L.P. (“WCAS XII”), Welsh, Carson, Anderson & Stowe XII Delaware, L.P. (“WCAS XII-D”), Welsh, Carson, Anderson & Stowe XII Delaware II, L.P. (“WCAS

XII-DII”), Welsh, Carson, Anderson & Stowe XII Cayman, L.P. (“WCAS XII-C”), WCAS XII Co-Investors LLC (“WCAS XII-Co”), WCAS Management Corporation and WCAS -Co-Invest Holdco, L.P. (collectively, the “WCAS Investor”) consents to a change to the delegation of authority described above. The general partner of each of WCAS XII and WCAS XII-DII is WCAS XII Associates LLC (“WCAS XII Associates”). The general partner of each of WCAS XII-D and WCAS XII-C is WCAS XII Associates Cayman, L.P. The general partner of WCAS XII Associates Cayman, L.P. is WCAS XII Associates. The managing members of WCAS XII Associates are Thomas A. Scully, Sean Traynor, Anthony deNicola, D. Scott Mackesy, Brian Regan, Michael Donovan, Eric Lee, Christopher Hooper, Christopher Solomon, Edward Sobol, Gregory Lau, Frances Higgins, Nicholas O’Leary, Jonathan Rather and Ryan Harper (collectively, the “WCAS GP”). The general partner of WCAS - Co-Invest Holdco, L.P. is WCAS Co-Invest Associates LLC. The managing members of each of WCAS XII-Co and WCAS Co-Invest Associates, LLC is the WCAS GP. Anthony deNicola, D. Scott Mackesy, Jonathan Rather, Brian Regan, Michael Donovan and Eric Lee (“WCAS Board”) comprise the board of directors of WCAS Management Corporation.
Ignite Aggregator LP, or the Apax Investor, is a Delaware limited partnership. Ignite GP Inc., a Delaware corporation, serves as the general partner of Ignite Aggregator LP. Ignite Aggregator LP’s partnership interests are held by Apax X GP Co. Limited on behalf of Apax X EUR LP, Apax X (Guernsey) USD AIV LP and Apax X USD LP (collectively, the “Apax X Fund”). Apax X GP Co. Limited, a company incorporated in Guernsey, acts as the investment manager and is responsible for the decision-making on behalf of the Apax X Fund. The directors of Apax X GP Co. Limited are Simon Cresswell, Andrew Guille, Martin Halusa, Paul Meader and David Staples.
Each of the foregoing entities and the individuals, as a result, and by virtue of the relationships described above, may be deemed to share beneficial ownership of the shares owned by TCO Group Holdings, L.P. Each of the foregoing entities and individuals disclaim beneficial ownership of the shares held of record by TCO Group Holdings, L.P. except to the extent of his, her or its pecuniary interest. The business address of TCO Group Holdings, L.P. is c/o Apax Partners, L.P., 601 Lexington Avenue, 53rd Floor, New York, New York, and c/o Welsh, Carson, Anderson and Stowe, 599 Lexington Avenue, Suite 1800, New York, New York 10022.
(2)
Represents 9,350 shares of common stock held by the Hewitt Living Trust for which Ms. Hewitt serves as trustee. Ms. Hewitt resigned from her positions as Chief Executive Officer and director effective January 1, 2022.

(3)	Pursuant to the rules and regulations of the SEC, includes Mr. Patrick Blair but excludes Ms. Maureen Hewitt.

PROPOSAL 2 – ADVISORY VOTE REGARDING RETENTION OF THE CLASSIFIED
STRUCTURE OF OUR BOARD
Background of the Proposal
In accordance with our Charter, and as permitted under the General Corporation Law of the State of Delaware (the “DGCL”), our Board is divided into three classes. Our current classified Board structure has been in place since our IPO. At each annual meeting of shareholders, commencing with this fiscal year 2022 Annual Meeting, each director is elected to serve a term of three years, with each director’s term expiring at the third succeeding annual meeting of shareholders held after the director’s election. The directors designated as Class I have terms expiring at this fiscal year 2022 Annual Meeting; the directors designated as Class II have terms expiring at the fiscal year 2023 annual meeting of shareholders; and the directors designated as Class III have terms expiring at the fiscal year 2024 annual meeting of shareholders.
At the time of our IPO, the Board believed that a classified Board structure was an important piece of the Company’s governance structure in order to promote continuity and stability, and was in the best interests of the Company and its shareholders. The Board also believed that the classified Board structure would protect the Company against unfair or abusive takeover practices following the IPO and, given the nature of the Company (as discussed in more detail below), protect the long-term value of the Company. At the same time, the Board recognized that some investors may view classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to elect all directors on an annual basis. Accordingly, at this Annual Meeting, the Company is asking our shareholders to vote, on an advisory basis, on whether to retain the classified Board structure.
If this proposal is approved by the holders of a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting, then the Company will retain a classified Board. However, if a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting vote against the proposal, then this proposal would not by itself declassify or begin the declassification of the Board. Instead, rejection of the proposal would only advise the Board that a majority of our shareholders voting at the Annual Meeting desire to end the classified Board structure. Consistent with its fiduciary duties, if shareholders vote against this proposal, the Board will reevaluate its position with respect to our classified Board structure. This reevaluation would include considering the percentage of shareholders voting against this proposal.
If a majority of our shareholders vote against this proposal and the Board determines that the declassification of the Board is in the best interests of the Company and its shareholders, then the Board will include a proposal in the proxy statement for the fiscal year 2023 annual meeting of shareholders to amend the Charter to declassify the Board. Such an amendment must be approved by the Board and then by the affirmative vote of not less than 50% of the then outstanding shares of the Company entitled to vote at a duly held meeting (or 66 2∕3% if the Principal Shareholders own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors).
We expect that such amendment to the Charter would provide for a phased-in elimination of the classified structure of the Board over a three-year period commencing with the fiscal year 2024 annual meeting of shareholders. To comply with DGCL, the amendment to the Charter would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendment (including directors elected at the fiscal years 2022 and 2023 annual meetings of shareholders). This would result in the Board being fully declassified (and all Board members standing for annual elections) commencing with the fiscal year 2026 annual meeting of shareholders.
If a decision were made to declassify the Board, starting at the fiscal year 2024 annual meeting of shareholders, directors would be elected to one-year terms, and until their successors are duly elected and qualified. Therefore, beginning with the fiscal year 2026 annual meeting of shareholders, the entire Board would stand for election.
Board’s Recommendation to Shareholders
The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate and will advance the Board’s and management’s goal of maximizing long-term shareholder value. As part of that review, the Board considered whether the Board’s current structure continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining a classified Board structure, and determined that the classified Board structure continues to be in the best interests of the Company and our shareholders following the IPO for the reasons set forth below:
Long-Term Strategic Perspective and Consistency with Investment Horizons. The Board believes that the Company’s current Board structure allows the directors to develop a deeper familiarity with the Company’s business following the IPO and encourages long-term strategic thinking, which enhances long-term shareholder value. Thus, the Board believes three-year terms on a staggered basis are appropriate and consistent with an investment horizon for a company such as ours, and that our shareholders are best served by director terms that reflect the long-term nature of our business.
Continuity and Stability from Institutional Knowledge. The Board believes, as it did at the time of the IPO, that three-year terms promote continuity and foster an appropriate institutional memory among directors and a deep knowledge of the business, strategy and competitive environment. Experienced directors who are knowledgeable about the Company’s regulated and complex business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and our shareholders. Staggered terms give the Company’s new directors an opportunity to gain knowledge about the Company’s business and strategy from its continuing directors. If all directors were elected annually, the Board could be composed entirely of directors who were unfamiliar with the Company and its business strategies. This could jeopardize our long-term strategies and growth plans.
Accountability to Shareholders. Under the DGCL, all our directors are required to uphold their fiduciary duties to our shareholders, regardless of how often they stand for election. Under our classified Board structure, a majority of directors will stand for election during any three-year period. The Board has implemented broad measures to ensure accountability of our directors, including the adoption of our Code of Ethics. In addition, the Board requires an annual self-assessment of the performance of the Board and its committees, which is led by the Compensation and Nominating Committee. This committee also considers the performance of each current director when determining whether or not to recommend the nomination of such director for an additional term. Additionally, any director, or the entire Board, may be removed from office if there is “cause” for removal, subject to the terms of the Charter. As a result, the Company benefits from the stability and continuity of a classified Board structure, while retaining meaningful director accountability.
Protecting Shareholder Value in the Event of an Unsolicited Acquisition Offer. The Company’s current Board structure reduces its vulnerability to potentially unfair and abusive takeover tactics and encourages potential acquirers to negotiate with the Board. The Board believes that the classified Board structure may improve the relative bargaining power of the Company on behalf of its shareholders by providing leverage to negotiate for higher value bids or pursue third party suitors who may be able to offer a higher value. A classified board structure does not preclude unsolicited acquisition proposals. However, by eliminating the threat of imminent removal, it allows the Board to maximize the value of a potential acquisition by giving the Company time and bargaining leverage to evaluate and negotiate the adequacy and fairness of any takeover proposal and to consider alternatives, including the continued operation of the Company’s business.
THE BOARD RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE
RETENTION OF OUR CLASSIFIED BOARD STRUCTURE.

PROPOSAL 3 – ADVISORY VOTE REGARDING RETENTION OF THE SUPERMAJORITY VOTING STANDARDS IN OUR CHARTER AND BYLAWS
Background of the Proposal
Our Charter and Bylaws provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a shareholder vote in any matter not inconsistent with the DGCL and our Charter. For as long as the Principal Shareholders beneficially own, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of the directors, any amendment, alteration, rescission or repeal of our Bylaws by our shareholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when the Principal Shareholders beneficially own, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our Bylaws by our shareholders will require the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our Charter provides that at any time when the Principal Shareholders beneficially own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2∕3% (as opposed to a majority threshold that would apply if the Principal Shareholders beneficially own, in the aggregate, 50% or more) in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:
•	the provisions requiring a 66 2∕3% supermajority vote for shareholders to amend our Bylaws;
•	the provisions providing for a classified Board (the election and term of our directors);
•	the provisions regarding removal of directors;
•	the provisions regarding entering into business combinations with interested shareholders;
•	the provisions regarding shareholder action by written consent;
•	the provisions regarding calling special meetings of shareholders;
•	the provisions regarding filling vacancies on our Board and newly created directorships;
•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
•	the provisions providing for the Court of Chancery of the State of Delaware as the exclusive forum for certain actions, including derivate actions and claims of breaches of fiduciary duties; and
•	the amendment provision requiring that the above provisions be amended only with a 66 2∕3% supermajority vote.
In addition, our Charter provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when the Principal Shareholders beneficially own, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2∕3% in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.
At the time of our IPO, the Board believed that the supermajority voting standards under our Charter and Bylaws were an important piece of the Company’s governance structure to safeguard the long-term interests of the Company and its shareholders once the Principal Shareholders no longer hold a majority of our shares. At the same time, the Board recognized that some investors may view the supermajority voting standards as a means of blocking initiatives supported by shareholders, but blocked by a status quo management. Accordingly, at the Annual Meeting, the Company is asking our shareholders to vote, on an advisory basis, on whether to retain the supermajority voting standards.
If this proposal is approved by the holders of a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting, then the Company will retain the supermajority voting standards. If a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting vote against the proposal, then this result would not by itself remove the supermajority voting standards. Instead, rejection of the proposal would only advise the Board that a majority of our shareholders voting at the Annual Meeting desire to eliminate the supermajority voting standards. Consistent with its fiduciary duties, if shareholders vote against this proposal, the Board will reevaluate its position with respect to the retention of the supermajority voting standards. This reevaluation would include considering the percentage of shareholders voting against this proposal. If shareholders representing less than 50% of outstanding common stock reject this proposal, then the Board will likely not take additional steps.
If a majority of our shareholders vote against this proposal and the Board determines that the elimination of the supermajority voting standards is in the best interests of the Company and its shareholders, then the Board will include a proposal in the proxy statement for the fiscal year 2023 annual meeting of shareholders to amend our Charter and Bylaws to eliminate the supermajority voting standards. An amendment to the Charter and Bylaws must first be approved by the Board and then approved by the affirmative vote of not less than 50% of the then outstanding shares of the Company entitled to vote at a duly held meeting (or 66 2∕3% if the Principal Shareholders own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors). If such amendment were approved, the Charter and Bylaws would be amended immediately thereafter to remove the supermajority voting standards.
Board’s Recommendation to Shareholders
The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate and will advance the Board’s and management’s goal of maximizing long-term shareholder value. As part of that review, the Board considered whether retention of the supermajority voting standards continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining the supermajority voting standards, and determined that retaining the supermajority voting standards continues to be in the best interests of the Company and our shareholders following the IPO for the following reasons:
•	the supermajority voting standards under our Charter and Bylaws are appropriately limited with application only to extraordinary transactions and fundamental changes to corporate governance;
•
Delaware law permits supermajority voting requirements and a number of publicly-traded companies similar to ours have adopted these provisions to preserve and maximize long-term value for all shareholders;

•
the Board believes that the supermajority vote requirements protect shareholders, particularly minority shareholders, against the potentially self-interested actions of short-term investors and, without these provisions, it would be possible for a group of short-term shareholders to approve an extraordinary transaction that is not in the best interest of the Company and opposed by nearly half of the Company’s shareholders;

•
these provisions mitigate the risks presented by a group of short-term shareholders, who may (i) only own their shares as of a voting record date or may have hedged their economic exposure and (ii) act in their own self-interests to the detriment of other shareholders;

•
these supermajority voting requirements encourage potential acquirers to deal directly with the Board, which in turn enhances the Board’s ability to consider the long-term interests of all shareholders; and

•
these supermajority voting requirements protect the ability of the Board to evaluate proposed offers, to consider alternatives, and to protect shareholders against abusive tactics during a takeover process.

THE BOARD RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE
RETENTION OF THE SUPERMAJORITY VOTING STANDARDS IN OUR CHARTER AND
BYLAWS.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending June 30, 2022. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP for the year ended June 30, 2021 are described below and under “Audit Committee Report.”
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by Deloitte & Touche LLP for the years ended June 30, 2021 and 2020:
	2021	2020
Audit Fees(1)	$1,977,996	$339,581
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Total	$1,977,996	$339,581
(1)
Consist of fees for the audit and other procedures in connection with the Annual Report on Form 10-K for the year ended June 30, 2021, the audit of our financial statements for the year ended June 30, 2020 and certain procedures conducted in connection with the IPO.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. Each year, the Audit Committee will pre-approve audit services, audit-related services and tax services to be used by the Company.
The Audit Committee approved all services provided by Deloitte & Touche LLP. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Ratification of the appointment of Deloitte & Touche LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Deloitte & Touche LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
THE AUDIT COMMITTEE AND THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JUNE 30, 2022.

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.
The Audit Committee oversees our financial reporting process and Enterprise Risk Management program on behalf of the Board. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during fiscal 2021 and particularly with regard to the audited consolidated financial statements as of June 30, 2021 and 2020 and for the three years ended June 30, 2021.
A majority of the members of the Audit Committee is independent. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries or has any current business or any family relationships with the Company or any of its subsidiaries or affiliates.
Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.
The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2021, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
In addition, the Audit Committee reviewed the Enterprise Risk Management program and discussed with management the relevant enterprise risk management policies and procedures.
The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended June 30, 2021 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.
Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their observations on our internal controls and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2021 for filing with the SEC.
Audit Committee:
Richard Zoretic, Chair
Sean Traynor, member through January 21, 2022
Marilyn Tavenner

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. These filings are also available on our corporate website at https://investor.innovage.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION
The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

SCAN TO
VIEW MATERIALS & VOTE

INNOVAGE HOLDING CORP.
8950 EAST LOWRY BLVD
DENVER, CO 80230

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. EST on March 16, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/INNV2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. EST on March 16, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D64330-P67103

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INNOVAGE HOLDING CORP.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Andrew Cavanna	☐	☐
1b. Thomas Scully	☐	☐
1c. Marilyn Tavenner	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. An advisory vote on the retention of the Company's classified Board structure.	☐	☐	☐
3. An advisory vote on the retention of the supermajority voting standards in the Company's Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.	☐	☐	☐
4. The ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D64331-P67103

INNOVAGE HOLDING CORP.
Annual Meeting of Shareholders
March 17, 2022 at 10:00 AM EST
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Barbara Gutierrez and Nicole D'Amato, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INNOVAGE HOLDING CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM EST on March 17, 2022, at www.virtualshareholdermeeting.com/INNV2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, the proxies will vote in their discretion.

Please refer to the Proxy Statement for a discussion of the Proposals.

Continued and to be signed on reverse side